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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         SciClone Pharmaceuticals, Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    80862K104
             ------------------------------------------------------
                                 (CUSIP Number)

                                November 9, 1999
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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                                Page 1 of 4 Pages

CUSIP No. 80862K104 13G                                        Page 2 of 4 Pages

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(1)    NAME OF REPORTING PERSON
       Halifax Fund, L.P.
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(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [ ]
         (b)  [ ]
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(3)    SEC USE ONLY
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(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
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                          (5)    SOLE VOTING POWER
                                 1,190,185
                          ------------------------------------------------------
NUMBER OF                 (6)    SHARED VOTING POWER
SHARES                           0
BENEFICIALLY              ------------------------------------------------------
OWNED BY                  (7)    SOLE DISPOSITIVE POWER
EACH                             1,190,185
REPORTING                 ------------------------------------------------------
PERSON WITH               (8)    SHARED DISPOSITIVE POWER
                                 0
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(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,190,185
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(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                                     [ ]
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(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       4.6%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON:
       00
--------------------------------------------------------------------------------

                         AMENDMENT NO. 1 TO SCHEDULE 13G

         The Schedule 13G, dated December 30, 1998, of Halifax Fund, L.P. (the "Reporting Person") is hereby amended as set forth below.

         The purpose of this Amendment No. 1 to Schedule 13G is to update information regarding Halifax Fund, L.P.'s holdings in securities of the issuer as described herein. Except as specifically provided herein, this Amendment No. 1 to Schedule 13G does not modify any of the information previously reported in the Schedule 13G, and should be read in conjunction with, and is qualified in its entirety by reference to, the Schedule 13G.

         Item 4 is hereby amended as set forth below:


Item 4.  Ownership.
-------  ---------
(a)      Amount Beneficially Owned:                                  1,190,185
(b)      Percent of Class:                                                 4.6%
(c)      Number of Shares to which such person has:
         (i)       Sole power to vote or direct
                   the vote:                                         1,190,185
         (ii)      Shared power to vote or direct
                    the vote:                                                0
         (iii)     Sole power to dispose or to direct
                   the deposition of:                                1,190,185
         (iv)      Shared power to dispose or to
                   direct the disposition of:                                0


         Item 5 is hereby amended as set forth below:

Item 5.  Ownership of Five Percent or Less of a Class.
-------  ---------------------------------------------
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                               Page 3 of 4 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             November 22, 1999
                             ------------------------------
                                      Date


                             Halifax Fund, L.P.

                             By: The Palladin Group, L.P.
                                 Attorney-in-fact

                             By: Palladin Capital
                                 Management, L.L.C.
                                 General Partner

                             /s/ Robert L. Chender
                             ------------------------------
                                      Signature

                            Robert L. Chender
                            Duly Authorized Signatory
                            ------------------------------
                                     Name/Title












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